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                                                                      Exhibit 2B




                            SECOND AMENDMENT TO STOCK
                               PURCHASE AGREEMENT

       SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT, dated as of January 6, 2000 ("Amendment Agreement"), by and between GENERAL AMERICAN MUTUAL HOLDING COMPANY, a Missouri mutual insurance holding company ("Seller"), and METROPOLITAN LIFE INSURANCE COMPANY, a New York mutual life insurance company ("Buyer").

                                    RECITALS

       WHEREAS, Buyer and Seller have previously entered into a Stock Purchase Agreement, dated as of August 26, 1999, as amended on September 16, 1999 (the "Stock Purchase Agreement") (capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Stock Purchase Agreement);

       WHEREAS, Buyer and Seller wish to eliminate the current adjustment to the Purchase Price specified in Section 2.2 of the Stock Purchase Agreement and to provide for an alternative adjustment based on daily interest on the Purchase Price to compensate Seller for the deferral of the Closing Date past the date specified for the Closing in Section 3.1 of the Stock Purchase Agreement;

       WHEREAS, Seller and Buyer wish to provide for (a) payment in full at the Closing of the principal of, and accrued interest to the Closing Date on, Seller's $5,000,000 Promissory Note to GALIC (the "Note", a copy of which is attached hereto as Appendix I) and (b) reimbursement of Seller by Buyer at the Closing for the amount of Seller's interest payments on the Note during the period of deferral of the Closing Date past the date specified for the Closing in Section 3.1 of the Stock Purchase Agreement that is in excess of interest calculated using a reasonable earnings rate on invested funds for such period and (c) reimbursement for certain other incidental expenses of the Seller; and

       WHEREAS, Buyer and Seller wish to amend the Stock Purchase Agreement as provided herein;

       NOW, THEREFORE, in connection with and in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Buyer and the Seller hereby agree as follows:

       1. Section 2.2 of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

       "Section 2.2 Adjustment of Purchase Price. The Purchase Price shall be adjusted as follows:




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       The Purchase Price shall be increased by an amount equal to $201,000 per day for each of the 14 days in the period from and including December 23, 1999 through and including January 5, 2000."

       2. There are hereby added to the Stock Purchase Agreement new Sections 3.2(l) and 3.2(m) to read in their entirety as follows:

       "(l)   Buyer shall deliver to Seller by Wire Transfer same day funds in an amount equal to the sum of (a) $312 per day for each of the 14 days in the period from and including December 23, 1999 through and including January 5, 2000. If the Rehabilitation Court determines, as contemplated by Section 3.2(g), that the Specified Date was a date earlier than December 23, 1999, then promptly following such judgment, Buyer shall deliver by Wire Transfer same day funds into the Account in an amount equal to $312 per day for each of the days in the period from and including the Specified Date to and including December 22, 1999 and, if the Rehabilitation Court so determines, interest on the aforementioned funds at the rate of 6.0% per annum from and including January 6, 2000 to but not including the date of such Wire Transfer."

       "(m)   Seller shall deliver to GALIC by Wire Transfer same day funds in an amount equal to the full principal of, and accrued interest to the Closing Date on, the Note, less $1,500,000."

       3. Section 3.2(g) of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

       "(g)   The Purchase Price proceeds, less $1,500,000 withheld from such proceeds to be applied to payment of the principal of, and interest on, the Note, shall be paid into the registry of the Rehabilitation Court, and promptly following receipt of approval of the Rehabilitation Court, into the Account (as defined in Article 11 of the Reorganization Plan). If directed by the Rehabilitation Court, the Account may be constituted as two or more separate securities accounts, which shall be referred to collectively in this Agreement as the Account. Promptly following the Closing Date, Buyer and Seller agree to submit to the Rehabilitation Court, for its judgment, the determination of the date (the "Specified Date") which is two Business Days following the date on which all approvals or orders required in connection with the Reorganization Proceeding in order to permit the consummation of the transactions contemplated by this Agreement, as amended, were obtained and became final and non-appealable. If the Rehabilitation Court finds that the Specified Date was a date earlier than December 23, 1999, then promptly following such judgment, Buyer shall deliver by Wire Transfer same day funds into the Account in an amount equal to $201,000 per day for each of the days in the period from and including the Specified Date to and including December 22, 1999 and, if the Rehabilitation Court so determines, interest on the aforementioned funds at the rate of 6.0% per annum from and including January 6, 2000 to but not including the date of such Wire Transfer."



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       4.     A new Section 8.1(g) is hereby added to the Stock Purchase
Agreement to read in its entirety as follows:

       "(g)   Buyer hereby agrees to indemnify and hold harmless Seller for the excess, if any, of (i) the total Taxes and Associated Expenses (as defined herein) to be borne by Seller pursuant to this Article VIII over (ii) the total Taxes and Associated Expenses that would have been borne by Seller pursuant to this Article VIII had the Closing Date been the Specified Date. Seller hereby agrees to indemnify and hold harmless Buyer for the excess, if any, of (i) the total Taxes and Associated Expenses that would have been borne by Seller pursuant to this Article VIII had the Closing Date been the Specified Date over
(ii) the total Taxes and Associated Expenses to be borne by Seller pursuant to this Article VIII. "Associated Expenses" means actual out-of-pocket costs reasonably incurred by Seller, including reasonable fees for the time of the Special Deputy Rehabilitator or his staff, attorneys and other outside consultants, for contesting or reviewing the computation of any such Taxes. In connection with its requests for reimbursement of Associated Expenses, Seller shall provide Buyer with such supporting documentation as Buyer may reasonably request, and any charges for the time of the Special Deputy Rehabilitator or his staff shall be computed using a cost accounting methodology comparable to that used in allocating costs pursuant to the Central Services Agreement dated as of January 1, 1999, as referenced in the Administrative Services Agreement dated as of November 1, 1999. Amounts of Taxes and Associated Expenses borne by Seller shall be calculated for purposes of the preceding sentences (i) by taking into account the time value of any benefit or detriment attributable to the acceleration or deferral, on account of the deferral of the Closing Date pursuant to this Amendment Agreement (including any acceleration or deferral of the payment of Taxes attributable to gain or loss on the sale of the Shares at the Closing), of any payment of Taxes or Associated Expenses using a discount factor of 6% compounded daily on the basis of a 360-day year and (ii) by determining such amounts by applying this Article VIII without this Section 8.1(g). Notwithstanding the foregoing sentence, the time value of any benefit to Seller attributable to the deferral of the Closing Date shall not be taken into account to the extent that it would result in a net positive payment from Seller to Buyer under this Section 8.1(g)."

       5. A new Section 9.2(f) is hereby added to the Stock Purchase Agreement to read in its entirety as follows:

       "(f)   Buyer shall have authorized the release of $1,500,000 to the
Rehabilitator from the Account Fund pursuant to Section 11.5.1 of the Reorganization Plan."

       6. Any term or provision of this Amendment Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment Agreement or affecting the validity or enforceability of any of the terms or provisions of this Amendment Agreement in any other jurisdiction. If any provision of this Amendment Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.



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This Amendment Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart. THIS AMENDMENT AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF MISSOURI.

       Except as provided herein, the Stock Purchase Agreement shall remain unamended and in full force and effect.





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       IN WITNESS WHEREOF, the parties hereto have caused this Amendment
Agreement to be executed as of the date first set forth above.


                               GENERAL AMERICAN MUTUAL
                                    HOLDING COMPANY



                               By:         /s/  Albert A. Riederer
                                  -------------------------------------
                                  Name:   Albert A. Riederer
                                  Title:  Special Deputy Rehabilitator



                               METROPOLITAN LIFE INSURANCE
                                    COMPANY



                               By:         /s/  Thomas G. Hogan
                                  -------------------------------------
                                  Name:  Thomas G. Hogan
                                  Title: Vice President




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